Exhibit 99.1

Cubic
Energy
Inc.
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PRESS RELEASE
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Date:  March 6, 2007                            Information:  Donna Luedtke
Website:  www.cubicenergyinc.com                              Investor Relations
Phone:  (972) 686-0369                          Email:  donna@cubicenergyinc.com


            CUBIC ENERGY, INC. ANNOUNCES $25 MILLION CREDIT FACILITY
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                         WITH WELLS FARGO ENERGY CAPITAL
                         -------------------------------

DALLAS, TX - Cubic Energy, Inc. (OTCBB:QBIK) ("Cubic" or the "Company") announces today that it closed on a $25 million credit facility with Wells Fargo Energy Capital. The facility consists of a revolving credit agreement of $20 million and a convertible term loan of $5 million.

The revolving credit agreement is subject to a borrowing base, initially set at $4 million, and is subject to review on a semi-annual basis beginning September 1, 2007. The convertible term loan of $5 million is convertible into 5 million shares of Cubic Common Stock at a conversion price of $1 per share. The indebtedness under both the revolver and the term loan accrues interest payable monthly at a rate of prime plus 2%. The facilities, if not renewed, will expire on March 1, 2010.

The proceeds from the convertible term loan, together with existing cash on hand, will be used to repay the Company's existing 12.5% senior debt. The proceeds from the revolving credit facility will be used in the Company's existing development program and to fund Cubic's share of additional Cotton Valley/Hosston wells in the Company's Bethany Longstreet acreage.

In connection with the borrowing, Cubic also issued to Wells Fargo warrants, with 5 year expiration, for the purchase of up to 2.5 million shares of Cubic Common Stock at an exercise price of $1 per share and issued a net profits interest in the Company's Louisiana acreage equal up to 5% of Cubic's net interest.

"Having the financial backing of a senior lender with the reputation and strength of Wells Fargo Energy Capital provides us with the ability to move forward," said James L. Busby, CFO. "This will allow us to create substantial value for our shareholders through the development of our Louisiana properties".

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company's oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Companies' products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Companies' periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.